ENHANCED DEATH BENEFIT        In this rider "we", "our" and "us" mean
GUARANTEE RIDER               The Equitable Life Assurance Society of the United
                              States. "You" and "your" mean the owner of the policy at the time an owner's right is exercised.

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THIS RIDERS' BENEFITS. While this rider is in effect, the following provisions of the policy will be changed to provide an enhanced death benefit guarantee period subject to the enhanced death benefit guarantee premiums being paid in accordance with the Death Benefit Guaranteee and Guarantee Premiums provisions.

1. The "Death Benefit Guarantee" provision of this policy is deleted and replaced by the following:

DEATH BENEFIT GUARANTEE. The death benefit of this policy is guaranteed if, during the death benefit guarantee periods, the sum of premium payment accumulated at 4%, less any partial withdrawals accumulated at 4%, is at least equal to the sum of the Death Benefit Guarantee Premium(s) accumulated at 4%, and any outstanding loan and accrued loan interest does not exceed the cash surrender value; see "Guarantee Premiums" provision.

The death benefit guarantee periods are shown on Page 3. If the Death Benefit Option is Option B, then in no event will the longest guarantee period extend beyond the later of the insured person's attained age 80 (if this is a joint survivorship policy, the younger insured person's attained age 80) or 15 years from policy issue. Certain policy changes after issue will change the Death Benefit Guarantee Premium(s) and Enhanced Death Benefit Guarantee Premium(s); however, they will not start new guarantee periods.

2. The "Guarantee Premiums" provision of this policy is deleted and replaced by the following:

GUARANTEE PREMIUMS. You may chose to pay premiums equal to the No Lapse Guarantee Premium(s), the Death Benefit Guarantee Premium(s), or the Enhanced Death Benefit Guarantee Premium(s). A table of these different premium levels for base policy life insurance benefits is shown on Page 3. - Continued; these premiums differ in both amount and duration for each of these guarantee periods. A table for any additional rider benefits is also shown on a Page 3 - Continued.

The calculations that are described in the "Grace Period" provision refer to a Guarantee Premium fund. The Guarantee Premium fund at any time means the accumulation of all the guarantee premiums (for base policy and any additional benefit riders) for the SHORTEST guarantee period that is still applicable. For instance, if these calculations are performed during the first five policy years, the Guarantee Premium fund for any policy month will equal the accumulation of all the No Lapse Guarantee Premium(s) from the Register Date of this policy up to that month. After five policy years, the Guarantee Premium fund for any policy month will equal the accumulation of all the Death Benefit Guarantee Premium(s) from the Register Date of this policy up to that month. After the expiration of the Death Benefit Guarantee period, the Guarantee Premium fund for any policy month will equal the accumulation of all the Enhanced Death Benefit Guarantee Premium(s) from the Register Date of this policy up to that month.

You may wish to consider paying premiums that will always be sufficient to meeting the LONGEST guarantee period. This means paying the highest level of Enhanced Death Benefit Guarantee Premium(s) at all times, starting from the policy Register Date. In this way, you are assured that the actual premium fund will always be at least equal to the Guarantee Premium fund in any calculation.

3. The second paragraph of the "Grace Period" provision is deleted and replaced by the following:

If the Net Cash Surrender value at the beginning of any policy month is not sufficient to cover the total monthly deductions and the Paid Up Death Benefit Guarantee is not in effect, but the no lapse guarantee or death benefit guarantee or enhanced death benefit guarantee period is in effect, we will perform the following calculations to determine whether the policy is in default:

4. The Guaranteed Interest Account (GIA) option is not available under this policy if this rider is elected. All references in this policy to GIA are hereby eliminated.

THE COST OF THIS RIDER. While this rider is in effect, its charge will be part of the monthly deductions from the Policy Account.

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

WHEN THIS RIDER WILL TERMINATE. This will terminate on the date the policy terminates.

You may also terminate this rider at any time after the first policy year rider by asking for this in writing. The effective date of termination will be the beginning of the policy month which coincides with or next follows the date we receive your request.

INCONTESTABILITY AND SUICIDE EXCLUSION. The Incontestability and Suicide Exclusion provisions of this policy also apply to this rider.

GENERAL. This rider is part of this policy. Its benefit is subject to all the terms of this rider and the policy.




           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES




     A       B      C    D                 A       B          C          D    E
Pauline Sherman, Vice President,                  Edward D. Miller, Chairman and
Secretary and Associate Counsel                          Chief Executive Officer


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